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                                                                    Exhibit 99.1

   Monday September 25, 11:44 am Eastern Time
   Press Release
   SOURCE: NMT Medical, Inc.

   NMT MEDICAL NAMES JOHN E. AHERN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
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BOSTON, Sept. 25/ PRNewswire/-- NMT Medical (Nasdaq:NMTI-news) today announced the appointment of Mr. John E. Ahern as President and Chief Executive Officer for the company. Mr. Ahern will also serve the Company as a Director and as Chairman of the Board.

Mr. Rudy Davis, Acting President of NMT Medical said, "John is an eminently qualified professional with over 30 years of senior management experience in the medical device business, both in the United States and international markets. His more recent experience and knowledge of the cardiovascular field, particularly in building new markets, will be an important asset to NMT Medical moving forward."

Most recently, Mr. Ahern was Vice President, Emerging Technologies at C.R. Bard, Inc., where he was responsible for identifying, investing and managing early-stage emerging technologies and companies. In his 13 years with Bard, Mr. Ahern also held the senior marketing and strategic planning positions in three of the company's cardiovascular divisions.

Mr. Ahern's medical device industry experience also includes: IntraSonix, as Vice President of Sales and Marketing; Abbott Laboratories, where he served as Area Manager for the Middle East and North Africa: and Becton Dickinson, where he held positions in sales and marketing.

Commenting on today's announcement, Mr. Ahern said, "The minimally-invasive treatment of cardiovascular disease is a large, rapidly growing, worldwide opportunity. NMT Medical has the necessary ingredients to succeed within that opportunity, including an innovative product portfolio, a strong product development pipeline, and a highly talented organization." He concluded by noting, "I look forward to leading NMT in growing the value of the Company and its products across the worldwide cardiovascular marketplace."

NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are
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designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's medical devices include self-expanding stents, vena cava filters and septal repair devices.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and subsequent filings with the Securities and Exchange Commission.



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